EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Option Care Health, Inc.:

We consent to the incorporation by reference in the registration statement (Nos. 333-210530, 333-214039, 333-216630, and 333-216631) on Form S-3 and (Nos. 333-228312 and 333-228310) on Form S-8 of Option Care Health, Inc. of our reports dated March 5, 2020, with respect to the consolidated balance sheets of Option Care Health, Inc. as of December 31, 2019 and 2018, the related consolidated statements of comprehensive income (loss), stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2019, and the related notes, and the effectiveness of internal control over financial reporting as of December 31, 2019, which reports appear in the December 31, 2019 annual report on Form 10-K of Option Care Health, Inc.

Our report dated March 5, 2020, on the consolidated financial statements, refers to a change in the method of accounting for revenue recognition and leases.

Our report dated March 5, 2020, on the effectiveness of internal control over financial reporting as of December 31, 2019, contains an explanatory paragraph that states that HC Group Holdings I, Inc. and HC Group Holdings II, Inc. (collectively, Option Care) merged with and into a wholly-owned subsidiary of BioScrip, Inc. (BioScrip) on August 6, 2019, forming the Company, and management excluded from its assessment of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2019, Option Care’s internal control over financial reporting associated with 93% of total assets and 87% of total revenues included in the consolidated financial statements of the Company as of and for the year ended December 31, 2019. Our audit of internal control over financial reporting of the Company also excluded an evaluation of the internal control over financial reporting of Option Care.

/s/ KPMG LLP

Chicago, Illinois
March 5, 2020